Owens & Minor Reports First Quarter 2022 Financial Results

•Continued revenue growth in both segments, highlighted by 26% growth in Patient Direct
•Q1 GAAP EPS of $0.52, Adjusted EPS of $0.96
•2022 Adjusted EPS outlook revised upward to a range of $3.05 - $3.55

RICHMOND, VA – May 3, 2022 – Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the first quarter ended March 31, 2022, as summarized in the table below.

"The first quarter of 2022 marked an important milestone - we completed the largest acquisition in the Company's history. With the acquisition of Apria, we have strengthened our position in the higher-growth direct-to-patient home market, enhancing our ability to serve patients through the hospital and into the home. I am excited to welcome the Apria team to Owens & Minor," said Edward A. Pesicka, President & Chief Executive Officer.

"I am also very pleased to report another strong quarter, as we saw the momentum from the record setting 2021 carry into the start of the year, largely as we had expected," Pesicka added. "The team has done a great job executing our strategy and managing through a number of macro-economic headwinds, including inflation, over the last several quarters. We will continue to use the Owens & Minor business system and our differentiated model to minimize the impact of these headwinds, deliver another strong year, and remain on-track to achieve our long-term objectives," Pesicka concluded.

Financial Summary (1)
($ in millions, except per share data)	1Q22	1Q21

Revenue	$2,407	$2,327

Operating income, GAAP	$61.1	$146.7
Adj. Operating Income, Non-GAAP	$104.9	$162.7

Net income, GAAP	$39.3	$69.6
Adj. Net Income, Non-GAAP	$72.8	$111.5

Adj. EBITDA, Non-GAAP	$118.5	$175.6

Net income per common share, GAAP	$0.52	$0.98
Adj. Net Income per share, Non-GAAP(2)	$0.96	$1.57
(1) Reconciliations of the differences between the non-GAAP financial measures presented in this release and their most directly comparable GAAP financial measures are included in the tables below.
(2) Adjusted Net Income per share, Non-GAAP for Q1 2022 was unfavorably impacted as compared to prior year by foreign currency translation in the amount of $0.03.

Q1 Results & Highlights

•    Consolidated reported revenue grew by 3.5%
o    Patient Direct segment revenue grew 25.7%, or 20.7% excluding Apria, marking Byram's strongest quarter of growth in the past two years
o    Products & Healthcare Services segment revenue grew 1.2%

•    Operating Income of $61 million and Adjusted Operating Income of $105 million which reflects:
o    Strong performance despite the absence of favorable glove cost dynamics which benefitted the prior year
o    Sequential quarterly adjusted operating margin improvement of over 90 basis points

•    Balance Sheet and Cash Flow
o    Generated $80 million of operating cash flow in the first quarter, a 3x improvement over Q1 2021
o    Free Cash Flow (Adjusted EBITDA less capital expenditures) of $108 million
o    Pro Forma (including Apria) trailing twelve months net leverage of 3.7x

•    Business Highlights
o    Completed the acquisition of Apria as of March 29th and successfully navigated volatile market conditions to raise $1.7 billion across a diverse portfolio of long-term debt instruments. Expect long-term Apria synergies of:
•$80-$100 million of revenue
•$40-$50 million of Adjusted EBITDA
o    New glove manufacturing capacity expansion went live on schedule in late Q1
o    Byram Healthcare ranked best overall diabetic supply company of 2022 by Verywell Health

Financial Outlook

The Company’s outlook for 2022 now reflects nine months of Apria’s expected contribution. Subject to the key assumptions below, the Company expects the following:

•    Revenue for 2022 to be in a range of $9.9 billion to $10.3 billion, reflecting:
o    Contribution in excess of $0.9 billion from Apria
o    Now expect elective procedures for the full year to be slightly below pre-pandemic levels due to the slow start experienced in Q1
o    Continued expectation that PPE volumes will ease throughout the year

•    Adjusted EBITDA for 2022 to be in a range of $580 million to $630 million, reflecting an increase related to Apria of approximately $180 million

•    Adjusted EPS for 2022 to be in a range of $3.05 to $3.55, reflecting:
o    Current year accretion from Apria of $0.05
o    Higher inflation and interest rates
o    FX rates as of March 31, 2022

New Reporting Segments

Apria has been combined with Owens & Minor’s Byram Healthcare business to form the new Patient Direct segment. Additionally, the Company has created the Products & Healthcare Services segment to align financial reporting with its go to market approach to serving customers. This segment combines the former Global Products segment with the Medical Distribution and Services businesses. Please see Form 8-K filed by Owens & Minor, Inc. with the SEC on April 21, 2022 for additional financial information.

Investor Conference Call for First Quarter 2022 Financial Results

Owens & Minor executives will host a conference call at 4:30 p.m. ET today, May 3, 2022, to discuss the results. Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. A replay of the call will be available for one week by dialing 855-859-2056. The access code for the conference call, international dial-in and replay is 7829537. A webcast of the event will be available at https://www.owens-minor.com under the Investor Relations section.

Safe Harbor

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the SEC's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the statements in this release regarding our expectations with respect to our 2022 financial performance, the Apria transaction, including related synergies and the expected performance of the Apria business, as well as statements related to the impact of COVID-19 on the Company’s results and operations and the Company’s expectations regarding the performance of its business. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Investors should refer to Owens & Minor’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC including the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause the Company’s actual results to differ materially from its current estimates. These filings are available at www.owens-minor.com. Given these risks and uncertainties, Owens & Minor can give no assurance that any forward-looking statements will, in fact, transpire and, therefore, cautions investors not to place undue reliance on them. Owens & Minor specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Although the Company does provide guidance for Adjusted EPS and Adjusted EBITDA (which are non-GAAP financial measures), it is not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP without unreasonable effort. Certain elements of the composition of the GAAP amounts are not predictable, making it impracticable for the Company to forecast. Such elements include but are not limited to restructuring and acquisition charges. As a result, no GAAP guidance or reconciliation of the Company’s Adjusted EPS guidance or Adjusted EBITDA guidance is provided. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a potentially significant impact on its future GAAP financial results. The outlook is based on certain assumptions that are subject to the risk factors discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”).

About Owens & Minor

Owens & Minor, Inc. (NYSE: OMI) is a Fortune 500 global healthcare solutions company integrating product manufacturing and delivery, home health supply, and perioperative services to support care through the hospital and into the home. Owens & Minor drives visibility, control and efficiency for patients, providers and healthcare professionals across the supply chain with proprietary technology and solutions, an extensive product portfolio and an Americas-based manufacturing footprint for personal protective equipment (PPE) and surgical products, as well as a robust portfolio of products and services for patients managing chronic and acute conditions in the home setting. Operating continuously since 1882 from its headquarters in Richmond, Va., Owens & Minor is a 140-year-old company powered by more than 20,000 global teammates. Learn more at https://www.owens-minor.com, follow @Owens_Minor on Twitter and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

CONTACT:

Alex Jost, CPA
Director, Investor Relations
Investor.Relations@owens-minor.com

SOURCE: Owens & Minor, Inc. (NYSE: OMI)

Owens & Minor, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Net revenue	$2,406,952	$2,326,534
Cost of goods sold	2,033,504	1,883,783
Gross margin	373,448	442,751
Distribution, selling and administrative expenses	279,740	292,701
Acquisition-related and exit and realignment charges	33,548	5,963
Other operating income, net	(899)	(2,605)
Operating income	61,059	146,692
Interest expense, net	12,019	13,672
Loss on extinguishment of debt	—	40,433
Other expense, net	783	569
Income before income taxes	48,257	92,018
Income tax provision	8,978	22,429
Net income	$39,279	$69,589

Net income per common share:
Basic	$0.53	$0.98
Diluted	$0.52	$0.98

Owens & Minor, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(dollars in thousands)

	March 31,	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$211,298	$55,712
Accounts receivable, net of allowances of $20,714 and $18,003	775,779	681,564
Merchandise inventories	1,447,383	1,495,972
Other current assets	118,889	88,564
Total current assets	2,553,349	2,321,812
Property and equipment, net of accumulated depreciation of $344,569 and $334,500	586,668	317,235
Operating lease assets	278,205	194,006
Goodwill	1,657,159	390,185
Intangible assets, net	494,888	209,745
Other assets, net	137,700	103,568
Total assets	$5,707,969	$3,536,551
Liabilities and equity
Current liabilities
Accounts payable	$1,115,400	$1,001,959
Accrued payroll and related liabilities	95,995	115,858
Other current liabilities	442,900	226,204
Total current liabilities	1,654,295	1,344,021
Long-term debt, excluding current portion	2,635,314	947,540
Operating lease liabilities, excluding current portion	221,612	162,241
Deferred income taxes	110,319	35,310
Other liabilities	138,807	108,938
Total liabilities	4,760,347	2,598,050
Total equity	947,622	938,501
Total liabilities and equity	$5,707,969	$3,536,551

Owens & Minor, Inc.
Consolidated Statements of Cash Flows (unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2022	2021
Operating activities:
Net income	$39,279	$69,589
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	24,125	22,900
Share-based compensation expense	5,403	5,182
Loss on extinguishment of debt	—	40,433
Provision for losses on accounts receivable	5,628	8,462
Deferred income tax benefit	(69)	(5,865)
Changes in operating lease right-of-use assets and lease liabilities	(462)	448
Changes in operating assets and liabilities:
Accounts receivable	(12,919)	(45,919)
Merchandise inventories	58,098	(89,393)
Accounts payable	(6,967)	18,742
Net change in other assets and liabilities	(33,165)	(1,666)
Other, net	748	2,510
Cash provided by operating activities	79,699	25,423
Investing activities:
Acquisition, net of cash acquired	(1,576,278)	—
Additions to property and equipment	(9,609)	(5,048)
Additions to computer software	(1,352)	(1,575)
Other, net	3	4
Cash used for investing activities	(1,587,236)	(6,619)
Financing activities:
Proceeds from issuance of debt	1,691,000	500,000
Borrowings (repayments) under revolving credit facility, net and accounts receivable securitization program	41,700	(21,600)
Repayments of debt	—	(523,140)
Financing costs paid	(33,744)	(11,700)
Cash dividends paid	—	(181)
Payment for termination of interest rate swaps	—	(15,434)
Other, net	(34,762)	(8,339)
Cash provided by (used for) financing activities	1,664,194	(80,394)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(669)	(2,139)
Net increase (decrease) in cash, cash equivalents and restricted cash	155,988	(63,729)
Cash, cash equivalents and restricted cash at beginning of period	72,035	134,506
Cash, cash equivalents and restricted cash at end of period (1)	$228,023	$70,777
Supplemental disclosure of cash flow information:
Income taxes paid, net of refunds	$4,478	$898
Interest paid	$12,626	$10,255
(1) Restricted cash included in Other assets, net as of March 31, 2022 and December 31, 2021 primarily represents cash held in an escrow account as required by the Centers for Medicare & Medicaid Services (CMS) in conjunction with the Bundled Payments for Care Improvement (BPCI) initiatives related to wind-down costs of Fusion5.

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2022		2021
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Products & Healthcare Services	$2,134,041	88.66%	$2,109,445	90.67%
Patient Direct	272,911	11.34%	217,089	9.33%
Consolidated net revenue	$2,406,952	100.00%	$2,326,534	100.00%

Operating income:
Products & Healthcare Services	$89,083	4.17%	$150,418	7.13%
Patient Direct	15,793	5.79%	12,263	5.65%
Intangible amortization	(10,269)		(10,026)
Acquisition-related and exit and realignment charges	(33,548)		(5,963)
Consolidated operating income	$61,059	2.54%	$146,692	6.31%

Depreciation and amortization:
Products & Healthcare Services	$18,994		$19,160
Patient Direct	5,131		3,740
Consolidated depreciation and amortization	$24,125		$22,900

Capital expenditures:
Products & Healthcare Services	$10,643		$6,464
Patient Direct	318		159
Consolidated capital expenditures	$10,961		$6,623

Owens & Minor, Inc.
Net Income per Common Share (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Net income	$39,279	$69,589

Weighted average shares outstanding - basic	73,643	70,834
Dilutive shares	2,376	104
Weighted average shares outstanding - diluted	76,019	70,938

Net income per common share:
Basic	$0.53	$0.98
Diluted	$0.52	$0.98

Owens & Minor, Inc.
GAAP/Non-GAAP Reconciliations (unaudited)
(dollars in thousands, except per share data)

The following table provides a reconciliation of reported operating income, net income and net income per share to non-GAAP measures used by management.

	Three Months Ended March 31,
	2022	2021
Operating income, as reported (GAAP)	$61,059	$146,692
Intangible amortization (1)	10,269	10,026
Acquisition-related and exit and realignment charges(2)	33,548	5,963
Operating income, adjusted (non-GAAP) (Adjusted Operating Income)	$104,876	$162,681
Operating income as a percent of net revenue (GAAP)	2.54%	6.31%
Adjusted operating income as a percent of net revenue (non-GAAP)	4.36%	6.99%

Net income, as reported (GAAP)	$39,279	$69,589
Intangible amortization (1)	10,269	10,026
Income tax benefit (5)	(2,517)	(2,661)
Acquisition-related and exit and realignment charges(2)	33,548	5,963
Income tax benefit (5)	(8,223)	(1,583)
Loss on extinguishment of debt (3)	—	40,433
Income tax benefit (5)	—	(10,732)
Other (4)	525	569
Income tax benefit (5)	(129)	(151)
Net income, adjusted (non-GAAP) (Adjusted Net Income)	$72,752	$111,453

Net income per diluted common share, as reported (GAAP)	$0.52	$0.98
Intangible amortization (1)	0.10	0.10
Acquisition-related and exit and realignment charges(2)	0.33	0.06
Loss on extinguishment of debt (3)	—	0.42
Other (4)	0.01	0.01
Net income per diluted common share, adjusted (non-GAAP) (Adjusted EPS)	$0.96	$1.57

Owens & Minor, Inc.
GAAP/Non-GAAP Reconciliations (unaudited), continued
(dollars in thousands)

The following tables provide reconciliations of net income and total debt to non-GAAP measures used by management.

	Three Months Ended March 31,		Trailing Twelve Months Ended March 31, 2022
	2022	2021
Net income, as reported (GAAP)	$39,279	$69,589	$191,280
Income tax provision	8,978	22,429	41,715
Interest expense, net	12,019	13,672	46,437
Intangible amortization (1)	10,269	10,026	40,050
Other depreciation and amortization (6)	13,856	12,874	51,795
EBITDA (non-GAAP)	$84,401	$128,590	$371,277
Acquisition-related and exit and realignment charges (2)	33,548	5,963	61,661
Loss on extinguishment of debt (3)	—	40,433	—
Other (4)	525	569	2,233
EBITDA, adjusted (non-GAAP) (Adjusted EBITDA)	$118,474	$175,555	$435,171
Apria adjusted EBITDA(7)			218,971
Pro forma EBITDA, adjusted (non-GAAP) (Pro Forma Adjusted EBITDA)			$654,142

Three Months Ended March 31, 2022
EBITDA, adjusted (non-GAAP) (Adjusted EBITDA)	$118,474
Capital expenditures	(10,961)
Free Cash Flow (non-GAAP)	$107,513

March 31,
2022
Total debt, as reported (GAAP)	$2,643,515
Cash and cash equivalents	211,298
Net debt (non-GAAP)	2,432,217
Trailing twelve-months pro forma EBITDA, adjusted (non-GAAP) (Pro Forma Adjusted EBITDA)	654,142
Pro forma leverage ratio of net debt to trailing twelve-months adjusted EBITDA	3.7

Owens & Minor, Inc.
GAAP/Non-GAAP Reconciliations (unaudited), continued

The following items have been excluded in our non-GAAP financial measures:

(1) Intangible amortization includes amortization of intangible assets established during purchase accounting for business combinations. These amounts are highly dependent on the size and frequency of acquisitions and are being excluded to allow for a more consistent comparison with forecasted, current and historical results and the results of our peers.
(2) Acquisition-related charges were $31.9 million for the three months ended March 31, 2022 as compared to no acquisition-related charges for the three months ended March 31, 2021. Acquisition-related costs in 2022 consisted primarily of costs related to the Apria acquisition. Acquisition-related charges for the twelve months ended March 31, 2022 were $35.1 million and consisted primarily of costs related to the Apria acquisition. Exit and realignment charges were $1.7 million for the three months ended March 31, 2022 and consisted primarily of severance and other charges associated with the reorganization of our segments. Exit and realignment charges were $6.0 million for the three months ended March 31, 2021 and consisted primarily of an increase in reserves associated with certain retained assets of Fusion5, IT restructuring charges and other costs related to the reorganization of the U.S. commercial, operations and executive teams. Exit and realignment charges for the twelve months ended March 31, 2022 were $26.6 million and consisted of costs associated with our strategic organizational realignment, wind-down costs related to Fusion5, IT restructuring charges and other items.
(3) Loss on extinguishment of debt for the three months ended March 31, 2021 includes the write-off of deferred financing costs and third party fees associated with the debt refinancing in March 2021 of $15.3 million and amounts reclassified from accumulated other comprehensive loss as a result of the termination of our interest rate swaps of $25.1 million.
(4) Other includes interest costs and net actuarial losses related to our retirement plans for the three months ended March 31, 2022 and 2021, as well as the twelve months ended March 31, 2022.
(5) These charges have been tax effected in the preceding table by determining the income tax rate depending on the amount of charges incurred in different tax jurisdictions and the deductibility of those charges for income tax purposes.
(6) Other depreciation and amortization includes depreciation expense for property and equipment and amortization for capitalized computer software.
(7) Apria adjusted EBITDA is presented in order to calculate pro forma adjusted EBITDA and pro forma leverage ratio of net debt to adjusted EBITDA for the twelve months ended March 31, 2022 as if Apria was acquired on April 1, 2021. The pro forma results are not necessarily indicative of the results that would have been if the acquisition had occurred on April 1, 2021. We have not separately presented the components of Apria adjusted EBITDA, as we determined that such presentation would not be meaningful.

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.'s (the "Company") core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends.  Management uses these non-GAAP financial measures internally to evaluate the Company's performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company's performance to that of its competitors.  However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered substitutes for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.